UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CANOPY GROWTH CORPORATION
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This proxy statement supplement (this “Supplement”), dated September 13, 2024, supplements and amends the definitive proxy statement (the “Proxy Statement”) filed by Canopy Growth Corporation (the “Company,” “we,” or “our”) with the U.S. Securities and Exchange Commission (the “SEC”) and Canadian securities regulators on August 1, 2024 relating to our 2024 Annual General Meeting of holders (the “Shareholders”) of common shares of the Company to be held on September 24, 2024 (the “Meeting”). This Supplement should be read together with the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement.

Engagement of Additional Proxy Solicitor

As previously disclosed in the Proxy Statement under the heading “About the Meeting—Solicitation of Proxies,” we previously engaged Laurel Hill Advisory Group LLC (“Laurel Hill”), a professional proxy solicitation firm, to aid in the solicitation of proxies from our Shareholders in connection with the Meeting. Subsequent to filing the Proxy Statement, we also engaged Alliance Advisors, LLC (“Alliance Advisors”), a professional proxy solicitation firm, to assist in soliciting proxies from our Shareholders on our behalf in connection with the Meeting. We have agreed to pay Alliance Advisors up to US$100,000 in fees, which includes costs and expenses. We will bear all proxy solicitation costs.

If Shareholders need assistance with casting or changing their vote on a particular issue to be decided at the Meeting, they should contact one of our proxy solicitors listed below. Shareholders who have already voted and do not wish to change their vote do not need to take any further action.

Laurel Hill

Email: assistance@laurelhill.com

North American Toll Free Phone: 1-877-452-7184

Outside North America: 416-304-0211

Alliance Advisors

Email: cgc@allianceadvisors.com

North American Toll Free Phone: 855-643-7453

Outside North America: 1-551-210-9931

Important Information

We have filed the Proxy Statement with the SEC and Canadian securities regulators and have furnished the Proxy Statement to our Shareholders in connection with the solicitation of proxies for the Meeting. We advise our Shareholders to read the Proxy Statement, as amended and supplemented by this Supplement, because it contains important information.